Exhibit 23.6

CONSENT OF MARSHALL & STEVENS

Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”) hereby consents to (i) the filing of our fairness opinion dated September 7, 2022 (the “Opinion”) to the Board of Directors of Maxpro Capital Acquisition Corp. (“Maxpro”) as Annex G to the proxy statement/prospectus included in this Registration Statement on Form F-4, and any supplements and amendments thereto, (ii) the references therein to Marshall & Stevens and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by Maxpro. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933. In giving such consent, we further do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

MARSHALL & STEVENS TRANSACTION ADVISORY SERVICES LLC

/s/ Marshall & Stevens Transaction Advisory Services LLC

Date: November 22, 2022